Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Allurion Technologies Holdings, Inc. on Amendment No. 3 to the Form S-4 of our report dated April 3, 2023 of Compute Health Acquisition Corp., which includes an explanatory paragraph as to Compute Health Acquisition Corp.’s ability to continue as a going concern, with respect to our audits of the financial statements of Compute Health Acquisition Corp. as of December 31, 2022 and 2021 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Portland, Maine

June 26, 2023